FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Announces Second Quarter 2023 Results
Revenue from Owner Direct Relationships (“ODR”) Segment up 18.1% Year-over-Year
ODR Segment Accounted for Approximately 47.1% of Revenue and 60.5% of Consolidated Gross Profit
Consolidated Gross Margin Increased to 22.8%
Increase in FY 2023 Adjusted EBITDA Guidance
WARRENDALE, PA – August 9, 2023 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended June 30, 2023.
2023 Second Quarter Financial Overview Compared to 2022 Second Quarter
•Consolidated revenue was $124.9 million, an increase of 7.5% from $116.1 million.
•Gross profit was $28.5 million, an increase of 33.7% from $21.3 million.
•Net income of $5.3 million, or $0.46 per diluted share, compared to a net income of $0.9 million, or $0.08 per diluted share.
•Adjusted EBITDA of $11.9 million, up 81.1% from $6.6 million.
•Net cash provided by operating activities of $16.9 million, compared to $15.6 million.
Management Comments
Michael McCann, Limbach’s President and Chief Executive Officer, said, “We continued to execute on a number of fronts during the second quarter, with solid revenue growth in our ODR segment and improvement in gross margin in both segments. The net result was a sharp improvement in net income and Adjusted EBITDA from year-ago levels. We continue to experience strong demand for our services in the ODR segment across a number of our target end markets as tight supply chain conditions persist. With tight supply chain conditions for new equipment, we see increased demand for T&M work to keep aging equipment working and an increased interest in operating efficiencies on the part of building owners which is largely attributable to the increase in Adjusted EBITDA guidance.”
Mr. McCann continued, “We remain intensely focused on positioning Limbach as the preferred building solutions partner for enterprises with mission critical assets, driving demand for our services throughout the cycle. By providing value-added solutions that enable our customers to improve their operating efficiency and return on assets, we are able to create durable relationships that allow us to realize continued improvement in margins and profitability.”
Mr. McCann concluded, “Our value creation strategy centers on three primary levers – increasing the proportion of our revenues that come from our higher-margin ODR segment; delivering higher-margin evolved offerings for our customers; and pursuit of strategic acquisitions. Following the end of the second quarter, we announced the acquisition of ACME Industrial Products based in Chattanooga, Tennessee. We are very excited to welcome everyone at ACME to the Limbach family. ACME enjoys an outstanding reputation in the Chattanooga area and is a market leader in servicing hydroelectric facilities. This acquisition is very much ‘on strategy’ and we continue to work diligently on additional acquisition opportunities for this year and beyond.”
Second Quarter 2023 Results Detail
The following are results for the three months ended June 30, 2023 compared to the three months ended June 30, 2022:

•Consolidated revenue was $124.9 million, an increase of 7.5% from $116.1 million. ODR segment revenue of $58.8 million increased by $9.0 million, or 18.1%, while GCR segment revenue was relatively flat. The Company continued its strategic focus on expanding the ODR segment’s contribution to the business.
•Gross margin increased to 22.8%, up from 18.4%. On a dollar basis, total gross profit was $28.5 million, compared to $21.3 million. ODR gross profit increased $4.6 million, or 36.6%, due to the combination of an increase in revenue and higher segment margins of 29.3% versus 25.4% driven by contract mix. GCR gross profit increased $2.6 million, or 29.7%, due to higher segment margins of 17.1%, compared with 13.1%. The Company continues to expect annual GCR gross margins to trend to a range of 12% to 15%, while ODR margins are expected to be in a range from 25% to 28%.
•Selling, general and administrative expenses increased by approximately $1.7 million, to $20.4 million, compared to $18.7 million. The increase in SG&A was primarily due to a $1.3 million increase associated with payroll-related expenses and a $0.5 million increase in stock compensation expense, partially offset by a $0.4 million decrease in rent related expenses. As a percent of revenue, selling, general and administrative expenses were 16.3%, up from 16.1%.
•Interest expense was $0.5 million during the current and prior year quarter, which was the result of higher interest rates on outstanding debt despite a lower overall outstanding debt balance period-over-period.
•Interest income was $0.2 million compared to marginal interest income in the prior year. This increase was due to the Company's overnight repurchase agreement, investments in U.S. Treasury Bills, and money market funds.
•Net income was $5.3 million as compared to $0.9 million. Diluted income per share was $0.46 as compared to $0.08. Adjusted EBITDA was $11.9 million as compared to $6.6 million, an increase of 81.1%.
•Net cash provided by operating activities increased to $16.9 million as compared to $15.6 million.
Balance Sheet
At June 30, 2023, we had cash and cash equivalents of $45.9 million. We had current assets of $199.2 million and current liabilities of $127.3 million at June 30, 2023, representing a current ratio of 1.57x compared to 1.42x at December 31, 2022. Working capital was $71.9 million at June 30, 2023, an increase of $5.0 million from December 31, 2022. At June 30, 2023, we had $10.0 million in borrowings against our revolving credit facility and $4.2 million for standby letters of credit. During the six months ended June 30, 2023, the Company made cash payments of $11.5 million on the principal portion of the A&R Wintrust Term Loan prior to its extinguishment.
Through June 30, 2023, all 600,000 of our $15 Exercise Price Sponsor Warrants and 163,444 of our Merger Warrants were exercised on a cashless basis by the holders of the warrants, which resulted in the warrants being exercised for 167,564 and 45,797 shares of our common stock, respectively. For the period from July 1, 2023 through July 20, 2023, the holders to the Merger Warrants exercised on a cashless basis 443,032 warrants, which resulted in the Merger Warrants being converted into 228,945 shares of our common stock. The remaining 23,167 unexercised Merger Warrants expired by their terms on July 20, 2023.
Subsequent Events
On July 3, 2023, the Company completed the acquisition of ACME Industrial Piping, LLC (“ACME”), a specialty industrial contractor based in Chattanooga, Tennessee, for a purchase price at closing of $5 million in cash. The transaction also provides for an earnout of up to $2.5 million potentially being paid out over the next two years. ACME specializes in performing industrial maintenance, capital project work, and emergency services for specialty chemical and manufacturing clients, and is a leading mechanical solutions provider for hydroelectric producers.
2023 Guidance
We are updating our guidance for FY 2023 as follows:

	Current	Previous
Revenue	$490 million - $520 million	$490 million - $520 million
Adjusted EBITDA	$38 million - $41 million	$33 million - $37 million

Conference Call Details

Date:	Thursday, August 10, 2023
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	(201) 689-8451
Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=c1l6wBEc. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is a building systems solutions firm with expertise in the design, prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning ("HVAC"), mechanical, electrical, plumbing and controls systems. With over 1,500 team members and 17 offices located throughout the United States, we partner with institutions with mission-critical infrastructures, such as data centers and healthcare, industrial & light manufacturing, cultural & entertainment, higher education, and life science facilities. With Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and indispensable partner for building owners, construction managers, general contractors, and energy service companies.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations

The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Revenue	$124,882	$116,120	$245,891	$230,942
Cost of revenue	96,369	94,800	191,151	191,282
Gross profit	28,513	21,320	54,740	39,660
Operating expenses:
Selling, general and administrative	20,416	18,690	41,466	37,424
Change in fair value of contingent consideration	162	765	303	765
Amortization of intangibles	383	399	766	798
Total operating expenses	20,961	19,854	42,535	38,987
Operating income	7,552	1,466	12,205	673
Other (expenses) income:
Interest expense	(511)	(478)	(1,178)	(964)
Interest income	247	—	247	—
Gain (loss) on disposition of property and equipment	175	147	(40)	111
Loss on early termination of operating lease	—	(32)	—	(849)
Loss on early debt extinguishment	(311)	—	(311)	—
Gain on change in fair value of interest rate swap	193	—	37	—
Total other expenses	(207)	(363)	(1,245)	(1,702)
Income (loss) before income taxes	7,345	1,103	10,960	(1,029)
Income tax provision (benefit)	2,025	237	2,647	(379)
Net income (loss)	$5,320	$866	$8,313	$(650)

Earnings (loss) Per Share (“EPS”)
Earnings (loss) per common share:
Basic	$0.50	$0.08	$0.79	$(0.06)
Diluted	$0.46	$0.08	$0.73	$(0.06)
Weighted average number of shares outstanding:
Basic	10,644,423	10,423,068	10,560,381	10,421,886
Diluted	11,507,311	10,567,304	11,336,474	10,421,886

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$45,929	$36,001
Restricted cash	65	113
Accounts receivable (net of allowance for credit losses of $295 and net of allowance for doubtful accounts of $234 as of June 30, 2023 and December 31, 2022, respectively)	87,230	124,442
Contract assets	59,424	61,453
Income tax receivable	814	95
Other current assets	5,747	3,886
Total current assets	199,209	225,990

Property and equipment, net	19,623	18,224
Intangible assets, net	14,575	15,340
Goodwill	11,370	11,370
Operating lease right-of-use assets	17,149	18,288
Deferred tax asset	4,999	4,829
Other assets	502	515
Total assets	$267,427	$294,556

LIABILITIES
Current liabilities:
Current portion of long-term debt	$2,431	$9,564
Current operating lease liabilities	3,598	3,562
Accounts payable, including retainage	53,376	75,122
Contract liabilities	43,682	44,007
Accrued income taxes	1,505	1,888
Accrued expenses and other current liabilities	22,677	24,942
Total current liabilities	127,269	159,085
Long-term debt	19,485	21,528
Long-term operating lease liabilities	14,513	15,643
Other long-term liabilities	502	2,858
Total liabilities	161,769	199,114

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 10,946,316 and 10,471,410, respectively, and 10,766,664 and 10,291,758 outstanding, respectively	1	1
Additional paid-in capital	89,712	87,809
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	17,945	9,632
Total stockholders’ equity	105,658	95,442
Total liabilities and stockholders’ equity	$267,427	$294,556

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income (loss)	$8,313	$(650)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	3,859	4,148
Provision for credit losses / doubtful accounts	116	104
Stock-based compensation expense	2,234	1,174
Noncash operating lease expense	1,882	2,232
Amortization of debt issuance costs	58	65
Deferred income tax provision	(170)	(12)
Loss (gain) on sale of property and equipment	40	(111)
Loss on early termination of operating lease	—	849
Loss on change in fair value of contingent consideration	303	765
Loss on early debt extinguishment	311	—
Gain on change in fair value of interest rate swap	(37)	—
Changes in operating assets and liabilities:
Accounts receivable	37,096	(11,796)
Contract assets	2,029	8,904
Other current assets	(1,861)	(520)
Accounts payable, including retainage	(21,747)	(635)
Prepaid income taxes	(719)	(562)
Accrued taxes payable	(383)	(501)
Contract liabilities	(325)	13,123
Operating lease liabilities	(1,836)	(2,165)
Accrued expenses and other current liabilities	(1,806)	(1,861)
Payment of contingent consideration liability in excess of acquisition-date fair value	(1,224)	—
Other long-term liabilities	159	69
Net cash provided by operating activities	26,292	12,620
Cash flows from investing activities:
Proceeds from sale of property and equipment	275	189
Purchase of property and equipment	(1,499)	(473)
Net cash used in investing activities	(1,224)	(284)
Cash flows from financing activities:
Payments on Wintrust and A&R Wintrust Term Loans	(21,452)	(9,149)
Proceeds from Wintrust Revolving Loan	10,000	15,194
Payments on Wintrust Revolving Loan	—	(11,694)
Payment of contingent consideration liability up to acquisition-date fair value	(1,776)	—
Payments on finance leases	(1,302)	(1,358)
Payments of debt issuance costs	(50)	(25)
Taxes paid related to net-share settlement of equity awards	(847)	(363)
Proceeds from contributions to Employee Stock Purchase Plan	239	213
Net cash used in financing activities	(15,188)	(7,182)
Increase in cash, cash equivalents and restricted cash	9,880	5,154
Cash, cash equivalents and restricted cash, beginning of period	36,114	14,589
Cash, cash equivalents and restricted cash, end of period	$45,994	$19,743
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Right of use assets obtained in exchange for new operating lease liabilities	$742	$—
Right of use assets obtained in exchange for new finance lease liabilities	3,392	1,968
Right of use assets disposed or adjusted modifying operating lease liabilities	—	(1,276)
Right of use assets disposed or adjusted modifying finance lease liabilities	(30)	(77)
Interest paid	1,181	911
Cash paid for income taxes	$3,919	$696

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended June 30,				Increase/(Decrease)
(in thousands, except for percentages)	2023		2022		$	%
Statement of Operations Data:
Revenue:
GCR	$66,102	52.9%	$66,336	57.1%	$(234)	(0.4)%
ODR	58,780	47.1%	49,784	42.9%	8,996	18.1%
Total revenue	124,882	100.0%	116,120	100.0%	8,762	7.5%

Gross profit:
GCR(1)	11,272	17.1%	8,694	13.1%	2,578	29.7%
ODR(2)	17,241	29.3%	12,626	25.4%	4,615	36.6%
Total gross profit	28,513	22.8%	21,320	18.4%	7,193	33.7%

Selling, general and administrative(3)	20,416	16.3%	18,690	16.1%	1,726	9.2%
Change in fair value of contingent consideration	162	0.1%	765	0.7%	(603)	(78.8)%
Amortization of intangibles	383	0.3%	399	0.3%	(16)	(4.0)%
Total operating income	$7,552	6.0%	$1,466	1.3%	$6,086	415.1%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.
(3)Included within selling, general and administrative expenses was $1.1 million and $0.6 million of stock based compensation expense for the three months ended June 30, 2023 and 2022, respectively.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Six Months Ended June 30,				Increase/(Decrease)
(in thousands, except for percentages)	2023		2022		$	%
Statement of Operations Data:
Revenue:
GCR	$128,393	52.2%	$138,268	59.9%	$(9,875)	(7.1)%
ODR	117,498	47.8%	92,674	40.1%	24,824	26.8%
Total revenue	245,891	100.0%	230,942	100.0%	14,949	6.5%

Gross profit:
GCR(1)	21,590	16.8%	17,052	12.3%	4,538	26.6%
ODR(2)	33,150	28.2%	22,608	24.4%	10,542	46.6%
Total gross profit	54,740	22.3%	39,660	17.2%	15,080	38.0%

Selling, general and administrative(3)	41,466	16.9%	37,424	16.2%	4,042	10.8%
Change in fair value of contingent consideration	303	0.1%	765	0.3%	(462)	(60.4)%
Amortization of intangibles	766	0.3%	798	0.3%	(32)	(4.0)%
Total operating income	$12,205	5.0%	$673	0.3%	$11,532	1,713.5%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.
(3)Included within selling, general and administrative expenses was $2.2 million and $1.2 million of stock based compensation expense for the six months ended June 30, 2023 and 2022, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Net income (loss)	$5,320	$866	$8,313	$(650)

Adjustments:
Depreciation and amortization	1,937	2,086	3,859	4,148
Interest expense	511	478	1,178	964
Interest income	(247)	—	(247)	—
Non-cash stock-based compensation expense	1,101	575	2,234	1,174
Loss on early debt extinguishment	311	—	311	—
Change in fair value of interest rate swap	(193)	—	(37)	—
CEO transition costs	147	—	958	—
Loss on early termination of operating lease	—	32	—	849
Income tax provision (benefit)	2,025	237	2,647	(379)
Acquisition and other transaction costs	299	45	299	198
Change in fair value of contingent consideration	162	765	303	765
Restructuring costs(1)	532	1,491	772	2,926
Adjusted EBITDA	$11,905	$6,575	$20,590	$9,995
(1)For the three and six months ended June 30, 2023, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches. For the three and six months ended June 30, 2022, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches and nominal restructuring costs related to cost initiatives throughout the company.